Exhibit 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191261) pertaining to the Voya 401(k) Plan for VRIAC Agents of Voya Financial, Inc. and affiliates of our report dated June 28, 2016, with respect to the financial statements and schedules of the Voya 401(k) Plan for VRIAC Agents included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, MA
June 28, 2016